News Release

Contact:	W. Michael Madden Senior Vice President & CFO (615) 872-4800	Tripp Sullivan Corporate Communications, Inc. (615) 324-7335

KIRKLAND’S REPORTS FIRST QUARTER SALES
Sets First Quarter Earnings and Conference Call Dates
Presenting at Robert W. Baird 2011 Growth Stock Conference

NASHVILLE, Tenn. (May 5, 2011) — Kirkland’s, Inc. (NASDAQ: KIRK) today reported sales for the 13 weeks ended April 30, 2011.

Net sales for the 13 weeks ended April 30, 2011, were $94.4 million compared with $93.5 million for the prior-year quarter. Comparable store sales for the first quarter of fiscal 2011 decreased 8.4% compared with a 12.6% increase in the prior-year quarter. The Company opened 3 stores and closed 10 during the first quarter of 2011, bringing the total number of stores to 293.

Based on these results, the Company expects first quarter earnings to be within its projected range of $0.10 to $0.14 per diluted share.

Kirkland’s also announced it will issue its earnings release for the first quarter before the market opens on Friday, May 20, 2011, and will host a conference call on the same day at 11:00 a.m. ET. The number to call for the interactive teleconference is (212) 231-2921. A replay of the conference call will be available through Friday, May 27, 2011, by dialing (402) 977-9140 and entering the confirmation number, 21520608.

A live broadcast of Kirkland’s quarterly conference call will be available online at the Company’s website www.kirklands.com under Investor Relations or http://www.videonewswire.com/event.asp?id=79167 on May 20, 2011, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call and continue for one year.

The Company will be making a presentation at Baird’s 2011 Growth Stock Conference being held May 10-11, 2011, in Chicago at the Four Seasons Hotel. The Company’s presentation will take place on Tuesday, May 10, 2011, from 8:45 a.m. to 9:15 a.m. CT.

The live simulcast of Kirkland’s presentation will be available online at the Company’s website, www.kirklands.com, and at http://wsw.com/webcast/baird22/kirk/. The online replay will be available shortly after the presentation and will continue for 90 days following the conference.

Kirkland’s, Inc. was founded in 1966 and is a specialty retailer of home décor and gifts in the United States.  Although originally focused in the Southeast, the Company has grown beyond that region and currently operates 293 stores in 30 states. The Company’s stores present a broad selection of distinctive merchandise, including framed art, mirrors, candles, lamps, picture frames, accent rugs, garden accessories and artificial floral products. The Company’s stores also offer an extensive assortment of gifts, as well as seasonal merchandise. More information can be found at www.kirklands.com.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on April 14, 2011. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.